Exhibit 99.1

Traffix Acquires Hot Rocket Marketing Inc.; Pioneering Internet Media Trading Firm to Significantly Expand Traffix’s Marketing Reach

Thursday January 27, 8:00 AM EST

PEARL RIVER, N.Y., Jan 27, 2005 (BUSINESS WIRE) — Traffix, Inc. (TRFX), a leading on-line marketing company, today announced that it has acquired Hot Rocket Marketing Inc., a privately held on-line media and marketing agency based in New York.

Founded four years ago by current President and CEO, Mark Colacioppo, Hot Rocket purchases Internet advertising media from numerous sites and networks, and provides its clients with this vast inventory of Internet advertising media on a per impression and performance basis. Hot Rocket currently purchases hundreds of millions of advertising impressions reaching over 25 million users world-wide, on a monthly basis.

Commenting on Hot Rocket’s business, Mr. Jeffrey Schwartz, CEO of Traffix, stated, “Mark and his team at Hot Rocket are part of a new breed of Internet media pioneers who are uniquely adept at arbitraging all forms of the billions and billions of advertising impressions available on the Internet in the US and abroad. After working closely with Hot Rocket on a number of initiatives during the past year, we believe they are a perfect compliment to our existing business. Their unique blend of speed to market, Internet savvy, and direct marketing discipline, together with Traffix’s broad reach and infrastructure should enable us to accelerate our core growth and capitalize on a variety of opportunities across the rapidly evolving Internet media landscape.”

Commenting on the acquisition, Mr. Schwartz added, “Since our acquisition of the search engine marketing firm SendTraffic last July, we began focusing on an acquisition of another Internet media company that would compliment our core competency of maximizing the value of website traffic, and also enhance our ability to attract cost-effective website traffic. Hot Rocket is already test marketing in its media a modified version of our ad-serving optimization technology in order to generate more traffic to Traffix’s websites and for its clients. We believe that the extended media reach, expanded sales force and enhanced client base resulting from this acquisition gives Traffix the synergies we were seeking and the added benefit of Mark Colacioppo’s operational experience, successful track record and unique entrepreneurial spirit.” Mr. Schwartz added, “In many ways, Hot Rocket’s business is similar to Advertising.com, a company that was recently acquired by AOL-Time Warner.”

Traffix reported that it expects Hot Rocket to generate approximately $6 million in revenue and $1 million of EBITDA (1) in the twelve month period following the closing. Traffix also reported that after the closing, it will still have cash and marketable securities on its balance sheet of over $30 million.

Under the terms of the acquisition agreement, Traffix paid $3.532 million at the closing for Hot Rocket’s assets (other than cash and receivables), $2.832 million of which was paid in cash and the balance in shares of Traffix common stock. In addition, Traffix agreed to pay Hot Rocket up to an additional $12.5 million in contingent purchase price if Hot Rocket generates an aggregate of $27 million in EBITDA over the four year period following the closing. The contingent purchase price is payable in semi-annual and annual installments pursuant to a formula based on meeting certain graduating EBITDA targets. Traffix may pay, at its option, up to 50% of the contingent purchase price, if any is earned, in stock (subject to certain conditions and limitations), with the share price determined on or about the time of its issuance. In connection with the acquisition by Traffix, the founder of Hot Rocket, Mark Colacioppo, entered into a five-year employment contract.

Hot Rocket’s President and CEO, Mr. Mark Colacioppo, commented, “This is a tremendous opportunity for us to take Hot Rocket to a new level. By leveraging the technological and marketing horsepower of Traffix, we expect to grow our business much more rapidly than on our own. Some of the new business areas that we anticipate for Hot Rocket in 2005 are based on programs recently developed with Traffix. We anticipate major growth opportunities in the on-line advertising industry, and believe that Hot Rocket will capitalize on these situations as we have in the past.” Mr. Colacioppo continued, “We looked at a number of opportunities for Hot Rocket and felt this was the best fit for many reasons. I see tremendous untapped value in what Traffix has created, and I believe we can help them realize the true value of their assets. I am excited about working with this seasoned and disciplined management team.”

The President and CEO of Hot Rocket Marketing, Mr. Mark Colacioppo, began his Internet marketing career in 1996 when he launched the merchandise side of the PCH.com (Publishers Clearing House) website. While at Publishers Clearing House, he worked extensively with former PCH executive, Ken Auerfeld, who is now Traffix’s Chief Marketing Officer. In 1999, Mr. Colacioppo co-founded Network60, Inc. where he developed several highly visited and profitable websites including OneStopWinning.com which was subsequently acquired by About.com. In 2000, after Network 60 was acquired, Mark started Hot Rocket Marketing.

Traffix also noted that it expects to announce its fiscal fourth quarter and 2005 year end results the week of February 14th.

About Traffix, Inc:

Traffix is a leading Internet media and marketing company that owns and operates a vast network of entertaining web destinations that provide compelling content to millions of consumers. Traffix serves highly targeted advertisements throughout its network via its proprietary ad-serving optimization technology, yielding measurable results for its clients. Traffix is a member of the ESPC division of the NAI, an organization committed to providing consumers with clear explanations of Internet advertising practices. For more information about Traffix, Inc., visit the website @ www.traffixinc.com.

About Hot Rocket Marketing Inc:

Hot Rocket is a full-service online marketing agency, helping advertisers, publishers, brokers and agencies achieve their goals. Its services include buying and selling all forms of online media in the US and internationally, search engine marketing, consulting, creative development, email list management as well as ad serving and reporting, and has a particular expertise in managing targeted contextual advertising. For more information about Hot Rocket Marketing, Inc. visit the website @ www.hotrocketinc.com.

This release contains certain forward-looking statements and information relating to Traffix that are based on the beliefs of Traffix’s management, as well as assumptions made by and information currently available to the Company. Such statements reflect the current views of the Company with respect to future events including estimates and projections about Traffix’s business based on certain assumptions of Traffix’s management, including those described in this Release. These statements are not guarantees of future performance and involve risk and uncertainties that are difficult to predict, including changes in demand for the Company’s services and products, changes in technology and the regulatory environment affecting the Company’s business, and difficulties encountered in the integration of acquired businesses. Should one or more of these underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated or expected. The Company does not intend to update these forward-looking statements.

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(1) “EBITDA” means earnings before interest, income taxes, depreciation and amortization.

SOURCE: Traffix, Inc.

CONTACT:	Traffix, Inc.
Joshua B. Gillon, 845-620-1212 ext. 205
joshg@traffixinc.com

or
KCSA
Todd Fromer/ Erika Levy, 212-682-6300 ext. 215/208
tfromer@kcsa.com/elevy@kcsa.com
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